                                                                      EXHIBIT 99

--------------------------------------------------------------------------------
        Investor Release
--------------------------------------------------------------------------------
  FOR IMMEDIATE RELEASE           FOR MORE INFORMATION CONTACT:
  07/24/02                        Investors: Mary Healy, 630-623-6429
                                  Media:     Walt Riker, 630-623-7318

                                  FOR ACCESS TO CONFERENCE CALL:
                                  Where: http://www.mcdonalds.com
                                  When:  11:00 a.m. CT, Wednesday, July 24, 2002

                    McDONALD'S REPORTS INCREASE IN QUARTERLY
                               EARNINGS PER SHARE

OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter and six months ended June 30, 2002.

.. Diluted net income per common share was 39 cents for the quarter, an increase of 15%, or 12% in constant currencies.

.. In Europe, Systemwide sales increased 7% for the quarter and 9% for the six months in constant currencies. Europe's operating income increased 8% for the quarter and 10% for the six months in constant currencies.

..  U.S. Systemwide sales increased 1% for the quarter and 2% for the six months.
   U.S. operating income increased 7% for the quarter and 3% for the six months.

--------------------------------------------------------------------------------------------------
Key highlights - Consolidated
--------------------------------------------------------------------------------------------------
Dollars in millions, except per common                                            Percent
share data                                                                  Increase/(Decrease)
--------------------------------------------------------------------------------------------------
                                                                                As     Constant
Quarters ended June 30                              2002         2001     Reported     Currency*
--------------------------------------------------------------------------------------------------
Systemwide sales                               $10,429.9    $10,238.8            2            2
--------------------------------------------------------------------------------------------------
Total revenues                                   3,862.1      3,707.5            4            4
--------------------------------------------------------------------------------------------------
Operating income                                   845.2        772.5            9            7
--------------------------------------------------------------------------------------------------
Net income                                         497.5        440.9           13           11
--------------------------------------------------------------------------------------------------
Net income per common share diluted                 0.39         0.34           15           12
--------------------------------------------------------------------------------------------------
Six months ended June 30
--------------------------------------------------------------------------------------------------
Systemwide sales                               $20,128.4    $19,888.5            1            2
--------------------------------------------------------------------------------------------------
Total revenues                                   7,459.5      7,219.2            3            5
--------------------------------------------------------------------------------------------------
Operating income                                 1,486.5      1,467.7            1            1
--------------------------------------------------------------------------------------------------
Income before cumulative effect of
accounting change                                  849.2        819.2            4            3
--------------------------------------------------------------------------------------------------
Cumulative effect of accounting change,
net of tax                                         (98.6)           -          n/m          n/m
--------------------------------------------------------------------------------------------------
Net income                                         750.6        819.2           (8)          (9)
--------------------------------------------------------------------------------------------------
Per common share - diluted:
 Income before cumulative effect of
 accounting change                                  0.66         0.62            6            6
 Cumulative effect of accounting change            (0.08)           -          n/m          n/m
 Net income                                         0.58         0.62           (6)          (6)
--------------------------------------------------------------------------------------------------

* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

n/m  Not meaningful

SUMMARY COMMENTARY

Jack M. Greenberg, Chairman and Chief Executive Officer, noted, "Earnings per share for the second quarter 2002 increased 15% to $.39, the high end of our previous guidance, compared with $.34 reported for the same period last year. /(1)/ In constant currencies, earnings per share was $.38, also in line with previous guidance.

     "We expect 2002 annual earnings per share of $1.47 to $1.53, excluding $142 million of charges in the first quarter./(2)/ Including the charges, we expect annual earnings per share to be $1.35 to $1.41. This expectation reflects a foreign currency translation impact of neutral to up 3 cents for the year.

     "Systemwide sales for the second quarter were $10.4 billion, up 2% in constant currencies. Year-to-date, Systemwide sales were $20.1 billion, also up 2% in constant currencies. We expect constant currency Systemwide sales to increase in mid-single digits for the year.

     "In Europe, sales increased 7% and operating income increased 8% in constant currencies for the quarter. Our largest markets in the segment all achieved positive comparable sales, with especially good results in France. Year-to-date, Europe's sales increased 9% in constant currencies. We are excited about the opportunities in Europe and expect continued strong performance for the year.

     "U.S. sales increased 1% and U.S. operating income increased 7% for the quarter. We are pleased with this increase in profits, which was driven by higher company-operated margins and effective cost controls. Year-to-date, U.S. sales increased 2%. We are intent on increasing top-line sales performance through our restaurant operations improvement process, everyday value and drive-thru initiatives as well as our successful New Tastes Menu, currently featuring our tasty Grilled Chicken Flatbread.

     "In our Asia/Pacific/Middle East/Africa (APMEA) segment, Australia delivered strong results. However, the segment continues to be hurt by weak economic conditions and in Japan, by consumer concerns about food safety. In addition to our food safety and quality messages, we recently launched a new value and taste initiative in Japan, which we expect will drive incremental customer visits and improved results. Constant currency sales in this segment declined 6% for the quarter and 4% year-to-date."

(1) Second quarter 2001 earnings per share of $.34 included a $24 million, pre and after tax, non-cash asset impairment charge in Turkey. Excluding the charge, second quarter 2001 earnings per share would have been $.35.

(2) The charges excluded from the guidance of $1.47 to $1.53 include a first quarter 2002 non-cash charge of $43 million, pre and after tax ($.04 per share), primarily related to the impairment of assets in Latin America and the closing of underperforming restaurants in Turkey, as a result of continued economic weakness. This guidance also excludes a first quarter 2002 non-cash charge of $99 million after tax ($.08 per share) for the cumulative effect of adopting SFAS 142, "Goodwill and Other Intangible Assets."

OPERATING RESULTS

The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company also operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle and Donatos Pizzeria. In addition, McDonald's has a minority ownership in Pret A Manger. In March 2002, the Company sold its Aroma Cafe business in the U.K.

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     Foreign currency translation had a minimal impact on the consolidated Systemwide sales growth rate for the quarter as the stronger Euro was offset by weaker Latin American currencies (primarily Argentine Peso, Venezuelan Bolivar, and Brazilian Real) and a weaker Japanese Yen. For the six months, foreign currency translation had a negative impact on the Systemwide sales growth rate due to the weaker Latin American currencies and Japanese Yen, partly offset by the stronger Euro. Foreign currency translation had a positive impact on the consolidated operating income growth rate for the quarter primarily due to the stronger Euro, while foreign currency translation had a minimal impact on the operating income growth rate for the six months.

Cumulative Effect of Accounting Change and Asset Impairment Charges

     Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. As a result of the initial required goodwill impairment tests, the Company recorded a non-cash charge of $98.6 million after tax in first quarter 2002 to reflect the cumulative effect of this accounting change. The impaired goodwill was primarily in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies have weakened significantly over the last several years.

     The Company also recorded $43.0 million of non-cash asset impairment charges in first quarter 2002, primarily related to the impairment of assets in existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continued economic weakness. In addition, in second quarter 2001, the Company recorded a $24.0 million non-cash asset impairment charge in Turkey due to an assessment of the ongoing impact of the country's significant currency devaluation on our business.

Net Income and Diluted Net Income Per Common Share

     For the quarter, net income increased 13% (11% in constant currencies) and diluted net income per common share increased 15% (12% in constant currencies).

     As previously mentioned, the Company adopted the new goodwill accounting rules on January 1, 2002, resulting in a first quarter 2002 non-cash charge of $98.6 million after tax to reflect the cumulative effect of this accounting change. For the six months, income before the cumulative effect of the accounting change increased 4%, while net income, which included the charge for the cumulative effect of the accounting change, declined 8%. Diluted income per common share before the cumulative effect of the accounting change increased 6%, while diluted net income per common share declined 6% for the six months.

     For the quarter, excluding the 2001 non-cash asset impairment charge, net income would have increased 7% (5% in constant currencies) and diluted net income per common share would have increased 11% (9% in constant currencies). For the six months, excluding the 2002 and 2001 non-cash asset impairment charges, income before the cumulative effect of the accounting change would have increased 6% and diluted income per common share before the cumulative effect of the accounting change would have increased 8%. See Frequently Asked Questions section at the end of this release for reconciliation of reported income to adjusted income excluding special items.

     Weighted average shares outstanding for both periods were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. During the six months, the Company repurchased 16.6 million shares of its common stock for approximately $466 million.

Systemwide Sales and Revenues

     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.

  --------------------------------------------------------------------------------------------------
  Systemwide sales
                                                                                    Percent
  --------------------------------------------------------------------------------------------------
  Dollars in millions                                                         Increase/(Decrease)
  --------------------------------------------------------------------------------------------------
                                                                                  As     Constant
  Quarters ended June 30                              2002         2001     Reported     Currency*
  --------------------------------------------------------------------------------------------------
  U.S.                                           $ 5,252.9    $ 5,188.6            1          n/a
  -------------------------------------------------------------------------------------------------
  Europe                                           2,552.1      2,271.2           12            7
  -------------------------------------------------------------------------------------------------
  APMEA                                            1,623.3      1,733.6           (6)          (6)
  -------------------------------------------------------------------------------------------------
  Latin America                                      359.8        431.7          (17)           -
  -------------------------------------------------------------------------------------------------
  Canada                                             377.9        371.6            2            2
  -------------------------------------------------------------------------------------------------
  Partner Brands                                     263.9        242.1            9            9
  -------------------------------------------------------------------------------------------------
     Total Systemwide sales                      $10,429.9    $10,238.8            2            2
  -------------------------------------------------------------------------------------------------
  Six months ended June 30
  -------------------------------------------------------------------------------------------------
  U.S.                                           $10,045.6    $ 9,865.1            2          n/a
  -------------------------------------------------------------------------------------------------
  Europe                                           4,860.8      4,449.4            9            9
  -------------------------------------------------------------------------------------------------
  APMEA                                            3,255.4      3,516.3           (7)          (4)
  -------------------------------------------------------------------------------------------------
  Latin America                                      750.0        887.0          (15)          (1)
  -------------------------------------------------------------------------------------------------
  Canada                                             698.0        703.0           (1)           2
  -------------------------------------------------------------------------------------------------
  Partner Brands                                     518.6        467.7           11           11
  -------------------------------------------------------------------------------------------------
     Total Systemwide sales                      $20,128.4    $19,888.5            1            2
  -------------------------------------------------------------------------------------------------

    * Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     On a global basis, the increases in sales and revenues for the quarter and six months were due to restaurant expansion, partly offset by negative comparable sales. On a constant currency basis, revenues increased at a higher rate than sales primarily due to significantly lower sales from our affiliate in Japan. Under our affiliate structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, Japan's sales decline had a larger negative impact on Systemwide sales than revenues.

     U.S. sales increased 1% for the quarter and 2% for the six months due to expansion, partly offset by negative comparable sales for both periods.

     In Europe, expansion and positive comparable sales drove the constant currency sales increases for the quarter and six months. Strong performance in France along with positive comparable sales in Germany and the U.K. were the primary contributors to the increases for both periods.

     Constant currency sales results in APMEA declined due to negative comparable sales, partly offset by expansion for both periods. Strong results in Australia and expansion in China were more than offset by negative comparable sales in Japan due to weak economic conditions and consumer concerns regarding food safety. Although we are proactively communicating our strong safety and quality messages, including the fact that McDonald's Japan does not serve Japanese beef, we expect Japan's results in the near term to continue to be negatively affected by these consumer concerns.

     In Latin America, constant currency sales declined due to negative comparable sales in Argentina and most other markets for both periods. We expect the weak economic conditions in many Latin American markets to continue to impact our business in the near term.

     The sales increases in the Partner Brands for both periods were due to positive comparable sales and expansion.

Combined Operating Margins

     The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.

------------------------------------------------------------------------------------------------
 Combined operating margins
                                             Quarters ended               Six months ended
                                                 June 30                       June 30
------------------------------------------------------------------------------------------------
                                            2002          2001           2002           2001
------------------------------------------------------------------------------------------------
 Dollars in millions
------------------------------------------------------------------------------------------------
 Company-operated                      $   396.7     $   386.0      $   747.0      $   745.3
------------------------------------------------------------------------------------------------
 Franchised                                786.6         771.0        1,502.5        1,471.2
------------------------------------------------------------------------------------------------
      Combined operating margins       $ 1,183.3      $1,157.0      $ 2,249.5      $ 2,216.5
------------------------------------------------------------------------------------------------
 Percent of sales/revenues
------------------------------------------------------------------------------------------------
 Company-operated                           15.2%         15.4%          14.8%          15.2%
------------------------------------------------------------------------------------------------
 Franchised                                 79.2          79.6           78.6           78.8
------------------------------------------------------------------------------------------------

     Combined operating margin dollars increased $26.3 million or 2% for the quarter (1% in constant currencies) and $33.0 million or 1% for the six months (2% in constant currencies). The U.S. and Europe segments accounted for more than 80% of the combined margin dollars for both periods.

     Consolidated food & paper costs decreased as a percent of sales for the quarter and increased for the six months, while payroll costs were up slightly for the quarter and flat for the six months. Occupancy & other operating expenses increased as a percent of sales for both periods.

     The U.S. Company-operated margin percent increased for both periods, primarily due to the elimination of goodwill amortization and a lower contribution rate to the national co-op for advertising expenses. As a percent of sales, food & paper costs decreased, payroll costs increased and occupancy & other operating expenses decreased for both periods.

     Company-operated margin percentages in Europe, APMEA and Latin America decreased for both periods. In Europe, the decline was primarily due to continuing higher payroll costs as a percentage of sales for both periods. The declines in APMEA and Latin America were primarily due to negative comparable sales and difficult economic conditions in many markets.

     The decline in the consolidated franchised margin percent reflects negative comparable sales and higher occupancy costs due to an increased number of leased sites. The franchised margin percent in APMEA increased for both periods primarily due to a restructuring of our ownership in the Philippines in July 2001. The restructuring resulted in the reclassification of our restaurants and related margins, which were lower than the average for the segment, from franchised to Company-operated.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses decreased 3% for both periods or 2% in constant currencies, primarily due to the benefit of the global change initiatives introduced in late 2001 and a reduction in certain performance-based compensation accruals. As a result of the global change initiatives, the Company expects ongoing annual selling, general & administrative expense savings of about $100 million beginning in 2002, compared with what otherwise would have been spent.

Other Operating Income (Expense), net

------------------------------------------------------------------------------------------------------------
  Other operating income (expense), net                   Quarters ended             Six months ended
  Dollars in millions                                        June 30                     June 30
------------------------------------------------------------------------------------------------------------
                                                         2002          2001          2002          2001
------------------------------------------------------------------------------------------------------------
  Gains on sales of restaurant businesses             $  30.3       $  31.0       $  40.4       $  46.3
------------------------------------------------------------------------------------------------------------
  Equity in earnings of unconsolidated affiliates         7.1          25.2          15.4          37.1
------------------------------------------------------------------------------------------------------------
  Asset impairment                                          -         (24.0)        (43.0)        (24.0)
------------------------------------------------------------------------------------------------------------
  Team service system payments - U.S.                       -             -         (21.6)            -
------------------------------------------------------------------------------------------------------------
  Other income (expense)                                  8.5         (13.1)         (4.2)        (18.7)
------------------------------------------------------------------------------------------------------------
       Total                                          $  45.9       $  19.1       $ (13.0)      $  40.7
------------------------------------------------------------------------------------------------------------

     Equity in earnings of unconsolidated affiliates decreased for both periods, primarily due to lower earnings from our Japanese affiliate and a weaker Japanese Yen. The team service system payments consist of payments made to U.S. owner/operators in first quarter 2002 to facilitate the introduction of a new front counter system. Other income (expense) benefited from the elimination of goodwill amortization for both periods and higher gains on sales of excess property for the quarter.

Operating Income

     Consolidated operating income increased 9% for the quarter, or 7% in constant currencies, and 1% for the six months both on a reported and constant currency basis. Excluding the 2002 and 2001 non-cash asset impairment charges, consolidated operating income would have increased 3% for the quarter and 2% for the six months in constant currencies. The increases were due to higher combined operating margin dollars and lower selling, general & administrative expenses for both periods, partly offset by lower other operating income for the six months.

---------------------------------------------------------------------------------------------------
Operating income

Dollars in millions                                                     Percent Increase/(Decrease)
---------------------------------------------------------------------------------------------------

                                                                                As     Constant
Quarters ended June 30                             2002          2001     Reported     Currency/(1)/
---------------------------------------------------------------------------------------------------
U.S.                                           $  518.0      $  482.2            7          n/a
---------------------------------------------------------------------------------------------------
Europe                                            298.5         264.2           13            8
---------------------------------------------------------------------------------------------------
APMEA/(2)/                                         74.2          71.6            4            -
---------------------------------------------------------------------------------------------------
Latin America                                       3.8          14.2          (73)         n/m
---------------------------------------------------------------------------------------------------
Canada                                             37.9          35.5            7            7
---------------------------------------------------------------------------------------------------
Partner Brands                                     (7.0)        (12.5)          44           44
---------------------------------------------------------------------------------------------------
Corporate                                         (80.2)        (82.7)           3          n/a
---------------------------------------------------------------------------------------------------
   Total operating income                      $  845.2      $  772.5            9            7
---------------------------------------------------------------------------------------------------
Six months ended June 30
---------------------------------------------------------------------------------------------------
U.S./(3)/                                      $  920.1      $  891.1            3          n/a
---------------------------------------------------------------------------------------------------
Europe                                            541.4         487.0           11           10
---------------------------------------------------------------------------------------------------
APMEA/(2)/                                        145.4         185.3          (22)         (21)
---------------------------------------------------------------------------------------------------
Latin America/(4)/                                 (9.4)         36.5          n/m          n/m
---------------------------------------------------------------------------------------------------
Canada                                             65.5          63.9            3            5
---------------------------------------------------------------------------------------------------
Partner Brands                                    (18.6)        (27.4)          32           32
---------------------------------------------------------------------------------------------------
Corporate                                        (157.9)       (168.7)           6          n/a
---------------------------------------------------------------------------------------------------
   Total operating income                      $1,486.5      $1,467.7            1            1
---------------------------------------------------------------------------------------------------

(1)  Excluding the effect of foreign currency translation on reported results.
(2) Includes non-cash asset impairment charges in Turkey of $15.9 million in first quarter 2002 and $24.0 million in second quarter 2001.
(3) Includes $21.6 million of front counter team service system payments in first quarter 2002.
(4) Includes $27.1 million of non-cash asset impairment charges in first quarter 2002.
n/a  Not applicable
n/m  Not meaningful

     U.S. operating income increased 7% for the quarter and 3% for the six months. The increases were due to higher combined operating margin dollars and lower selling, general & administrative expenses for both periods and higher other operating income for the quarter. Other operating income was lower for the six months primarily due to the $21.6 million of payments made to U.S. owner/operators for the front counter team service system.

     Europe's operating income increased 8% for the quarter and 10% for the six months in constant currencies. Results in France, Germany and the U.K. drove this segment's performance for both periods.

     APMEA's operating income decreased slightly for the quarter and decreased 21% for the six months in constant currencies, primarily due to weak results in Japan, partly offset by strong results in Australia for both periods. The segment's growth rate for the quarter was impacted by the $24.0 million non-cash asset impairment charge in Turkey in second quarter 2001. APMEA's operating income growth rate for the six months was also impacted by the $15.9 million non-cash asset impairment charge in Turkey in first quarter 2002, and a gain on the sale of real estate in Singapore in first quarter 2001. Excluding the asset impairment charges and the gain on sale of real estate, APMEA's constant currency operating income would have declined 25% in the second quarter and 17% year-to-date.

     Latin America's operating results declined significantly for the quarter and six months as Argentina and most other markets continued to experience difficult economic conditions. In addition, the segment's reported operating income for the six months included $27.1 million of asset impairment charges recorded in first quarter 2002.

     The increases in operating income for the Partner Brands were primarily driven by improved results for Chipotle and the elimination of goodwill amortization for both periods. Boston Market also contributed to the increase for the six months.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

     Interest expense decreased for both periods primarily due to lower average interest rates, partly offset by higher average debt levels. We expect the percentage decrease in interest expense to lessen throughout the year.

     Nonoperating expense increased for both periods primarily due to foreign currency translation losses in 2002 compared with foreign currency translation gains in 2001 and higher minority interest expense in 2002.

     The effective income tax rate for the second quarter decreased from 32.6% in 2001 to 32.0% in 2002 due to the impact of the $24.0 million non-cash asset impairment charge recorded in second quarter 2001 that was not tax-effected for financial reporting purposes. The effective tax rate for the six months increased from 32.3% in 2001 to 33.0% in 2002 due to the impact of the $24.0 million non-cash asset impairment charge recorded in second quarter 2001 and the $43.0 million of non-cash asset impairment charges recorded in first quarter 2002, none of which were tax-effected for financial reporting purposes. We expect the annual 2002 effective tax rate to be approximately 32.5% to 33.0%.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RELATED COMMUNICATIONS

In conjunction with its second quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Wednesday, July 24, 2002, at 11:00 a.m. Central Time. Interested parties are invited to listen by accessing http://www.mcdonalds.com/corporate/ investor and clicking the quarterly earnings webcast listing under "Latest Investor Webcast." Separately, an archived replay of this call will be available on McDonald's website for a limited time.

                             McDONALD'S CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                           Inc/(Dec)
Quarters ended June 30,            2002         2001         $     %
--------------------------------------------------------------------
SYSTEMWIDE SALES              $10,429.9    $10,238.8     191.1     2
Revenues
Sales by Company-operated
 restaurants                    2,869.0      2,738.2     130.8     5
Revenues from franchised
 and affiliated restaurants       993.1        969.3      23.8     2

TOTAL REVENUES                  3,862.1      3,707.5     154.6     4

Operating costs and expenses
Company-operated restaurants    2,453.9      2,341.6     112.3     5
Franchised restaurants
 --occupancy costs                206.0        197.9       8.1     4
Selling, general &
 administrative expenses          402.9        414.6     (11.7)   (3)
Other operating (income)
 expense, net                     (45.9)       (19.1)    (26.8)  n/m
Total operating costs
 and expenses                   3,016.9      2,935.0      81.9     3

OPERATING INCOME                  845.2        772.5      72.7     9

Interest expense                   93.4        117.1     (23.7)  (20)
Nonoperating expense, net          20.6          1.7      18.9   n/m

Income before provision
 for income taxes                 731.2        653.7      77.5    12

Provision for income taxes        233.7        212.8      20.9    10

NET INCOME                        497.5        440.9      56.6    13

NET INCOME PER
COMMON SHARE-DILUTED          $    0.39    $    0.34*     0.05    15

Weighted average common
shares outstanding-diluted      1,290.6      1,311.1


n/m   Not meaningful

*Diluted earnings per share would have remained at $0.34 had SFAS 142 been adopted in 2001.

                             McDONALD'S CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                           Inc/(Dec)
Six months ended June 30,          2002         2001         $     %
--------------------------------------------------------------------
SYSTEMWIDE SALES              $20,128.4    $19,888.5     239.9     1
Revenues
Sales by Company-operated
 restaurants                    5,547.5      5,352.4     195.1     4
Revenues from franchised
 and affiliated restaurants     1,912.0      1,866.8      45.2     2

TOTAL REVENUES                  7,459.5      7,219.2     240.3     3

Operating costs and expenses
Company-operated restaurants    4,763.5      4,585.0     178.5     4
Franchised restaurants
 --occupancy costs                408.7        394.8      13.9     4
Selling, general &
 administrative expenses          787.8        812.4     (24.6)   (3)
Other operating (income)
 expense, net                      13.0        (40.7)     53.7   n/m
Total operating costs
 and expenses                   5,973.0      5,751.5     221.5     4

OPERATING INCOME                1,486.5      1,467.7      18.8     1

Interest expense                  185.7        238.0     (52.3)  (22)
Nonoperating expense, net          32.4         20.0      12.4   n/m

Income before provision
 for income taxes               1,268.4      1,209.7      58.7     5

Provision for income taxes        419.2        390.5      28.7     7

Income before cumulative
 effect of accounting change      849.2        819.2      30.0     4

Cumulative effect of
 accounting change, net
 of tax                           (98.6)           -     (98.6)  n/m

NET INCOME                    $   750.6    $   819.2     (68.6)   (8)

PER COMMON SHARE-DILUTED:

 Income before cumulative
 effect of accounting change  $    0.66     $   0.62*     0.04     6

 Cumulative effect of
 accounting change            $   (0.08)    $      -     (0.08)  n/m

 Net income                   $    0.58     $   0.62     (0.04)   (6)

Weighted average common
 shares outstanding-diluted     1,291.3      1,317.9

n/m   Not meaningful

* Diluted earnings per share would have been $0.63 had SFAS 142 been adopted in 2001.

                     McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                         As     Constant
Quarters ended June 30,         2002        2001   Reported    Currency*
------------------------------------------------------------------------
U.S.
Operated by franchisees    $ 4,156.1   $ 4,074.3          2
Operated by the Company        816.0       816.9          -
Operated by affiliates         280.8       297.4         (6)
                             5,252.9     5,188.6          1          n/a

Europe
Operated by franchisees      1,436.6     1,255.8         14
Operated by the Company        981.0       908.2          8
Operated by affiliates         134.5       107.2         25
                             2,552.1     2,271.2         12            7

APMEA
Operated by franchisees        490.5       486.2          1
Operated by the Company        518.8       452.6         15
Operated by affiliates         614.0       794.8        (23)
                             1,623.3     1,733.6         (6)          (6)

Latin America
Operated by franchisees        181.6       224.6        (19)
Operated by the Company        169.8       205.4        (17)
Operated by affiliates           8.4         1.7        n/m
                               359.8       431.7        (17)           -

Canada
Operated by franchisees        234.0       245.0         (4)
Operated by the Company        129.6       123.1          5
Operated by affiliates          14.3         3.5        n/m
                               377.9       371.6          2            2

Partner Brands
Operated by franchisees         10.1        10.1          -
Operated by the Company        253.8       232.0          9
                               263.9       242.1          9            9

Systemwide
Operated by franchisees      6,508.9     6,296.0          3
Operated by the Company      2,869.0     2,738.2          5
Operated by affiliates       1,052.0     1,204.6        (13)
                           $10,429.9   $10,238.8          2            2


 *  Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

n/m Not meaningful

                     McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
------------------------------------------------------------------------
                                                        % Inc/(Dec)
                                                         As     Constant
Six months ended June 30,       2002        2001   Reported    Currency*
------------------------------------------------------------------------
U.S.
Operated by franchisees    $ 7,967.5   $ 7,740.7          3
Operated by the Company      1,541.3     1,562.7         (1)
Operated by affiliates         536.8       561.7         (4)
                            10,045.6     9,865.1          2          n/a

Europe
Operated by franchisees      2,739.3     2,467.1         11
Operated by the Company      1,873.9     1,768.7          6
Operated by affiliates         247.6       213.6         16
                             4,860.8     4,449.4          9            9

APMEA
Operated by franchisees        967.7       974.7         (1)
Operated by the Company      1,040.9       918.1         13
Operated by affiliates       1,246.8     1,623.5        (23)
                             3,255.4     3,516.3         (7)          (4)

Latin America
Operated by franchisees        380.4       456.8        (17)
Operated by the Company        352.8       420.3        (16)
Operated by affiliates          16.8         9.9         70
                               750.0       887.0        (15)          (1)

Canada
Operated by franchisees        431.7       461.5         (6)
Operated by the Company        239.9       234.9          2
Operated by affiliates          26.4         6.6        n/m
                               698.0       703.0         (1)           2

Partner Brands
Operated by franchisees         19.9        20.0         (1)
Operated by the Company        498.7       447.7         11
                               518.6       467.7         11           11

Systemwide
Operated by franchisees     12,506.5    12,120.8          3
Operated by the Company      5,547.5     5,352.4          4
Operated by affiliates       2,074.4     2,415.3        (14)
                           $20,128.4   $19,888.5          1            2


 *  Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

n/m Not meaningful

COMPARABLE SALES - McDONALD'S RESTAURANT BUSINESS*

-------------------------------------------------------------------------
                                     Percent Increase/(Decrease)
                                  Quarters ended      Six months ended
                                     June 30                June 30
                                2002        2001      2002       2001
-------------------------------------------------------------------------
U.S.                            (1.6)       (2.2)     (0.9)      (0.5)
Europe                           2.7        (2.1)      3.9       (3.6)
APMEA                          (11.7)       (1.1)     (9.8)      (3.2)
Latin America                   (4.3)       (2.2)     (4.9)      (1.9)
Canada                          (2.1)        0.7      (2.7)       2.3
  Brand McDonald's              (2.5)       (1.9)     (1.7)      (1.7)


 * Comparable sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.


                      McDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions
------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                        As     Constant
Quarters ended June 30,         2002        2001  Reported    Currency*
------------------------------------------------------------------------
  U.S.                      $1,401.9    $1,399.6         -          n/a
  Europe                     1,262.1     1,155.7         9            5
  APMEA                        580.3       520.1        12           10
  Latin America                201.0       243.2       (17)           3
  Canada                       162.6       156.5         4            5
  Partner Brands               254.2       232.4         9            9
     Total                  $3,862.1    $3,707.5         4            4

------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                        As     Constant
Six months ended June 30,       2002        2001  Reported    Currency*
------------------------------------------------------------------------
  U.S.                      $2,668.2    $2,670.0         -          n/a
  Europe                     2,408.4     2,250.6         7            7
  APMEA                      1,164.3     1,054.9        10           12
  Latin America                418.2       497.8       (16)           2
  Canada                       300.8       297.4         1            4
  Partner Brands               499.6       448.5        11           11
     Total                  $7,459.5    $7,219.2         3            5

 *  Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

                    McDONALD'S CORPORATION OPERATING MARGINS

OPERATING MARGINS - McDONALD'S RESTAURANT BUSINESS**
------------------------------------------------------------------------
                                                          % Inc/(Dec)
Quarters ended       Percent            Amount           As     Constant
 June 30,         2002    2001      2002      2001 Reported    Currency*
------------------------------------------------------------------------
Company-operated
U.S.              17.8    16.5  $  144.9  $  134.7        8          n/a
Europe            15.9    16.5     155.6     150.1        4            -
APMEA             12.2    13.1      63.3      59.4        7            4
Latin America      7.4    10.5      12.6      21.5      (41)         (45)
Canada            15.7    16.5      20.3      20.3        -            1
  Total           15.2    15.4  $  396.7  $  386.0        3            1

Franchised
U.S.              80.2    80.6  $  470.0  $  469.6        -          n/a
Europe            77.1    77.3     216.8     191.2       13            8
APMEA             85.6    84.6      52.7      57.1       (8)         (10)
Latin America     67.0    68.8      20.9      26.0      (20)         (10)
Canada            79.4    81.1      26.2      27.1       (3)          (2)
  Total           79.2    79.6  $  786.6  $  771.0        2            1

------------------------------------------------------------------------
                                                          % Inc/(Dec)
Six months ended     Percent            Amount           As     Constant
 June 30,         2002    2001      2002      2001 Reported    Currency*
------------------------------------------------------------------------
Company-operated
U.S.              17.3    16.4  $  266.4  $  256.5        4          n/a
Europe            15.3    15.6     286.8     276.8        4            3
APMEA             12.3    13.7     128.3     125.9        2            2
Latin America      8.8    11.6      31.0      48.8      (36)         (34)
Canada            14.4    15.9      34.5      37.3       (8)          (5)
  Total           14.8    15.2  $  747.0  $  745.3        -            -

Franchised
U.S.              79.4    79.9  $  895.1  $  884.2        1          n/a
Europe            76.6    76.4     409.2     368.0       11           11
APMEA             86.1    84.6     106.2     115.9       (8)          (7)
Latin America     67.4    68.6      44.1      53.2      (17)          (8)
Canada            78.6    79.8      47.9      49.9       (4)          (2)
  Total           78.6    78.8  $1,502.5  $1,471.2        2            3

  * Excluding the effect of foreign currency translation on reported results.

 ** Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

n/a Not applicable

COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*
-------------------------------------------------------------------------
                          Quarters ended              Six months ended
                              June 30                      June 30
                          2002      2001               2002      2001
-------------------------------------------------------------------------
Food & paper              33.9      34.2               34.4      34.2
Payroll & employee
  benefits                26.3      26.2               26.2      26.2
Occupancy & other
  operating expenses      24.6      24.2               24.6      24.4
     Total expenses       84.8      84.6               85.2      84.8
Company-operated margins  15.2      15.4               14.8      15.2

* Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

                  McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
----------------------------------------------------------------------
At June 30,                            2002       2001        Inc/(Dec)
-----------------------------------------------------------------------
  U.S.*                              13,223     12,879             344
  Europe
    United Kingdom                    1,194      1,144              50
    Germany                           1,165      1,103              62
    France                              932        872              60
    Italy                               324        308              16
    Spain                               322        289              33
    Sweden                              241        233               8
    Netherlands                         211        207               4
    Poland                              193        185               8
    Austria                             155        151               4
    Other                             1,158      1,103              55
    Total Europe                      5,895      5,595             300
  APMEA
    Japan*                            3,873      3,680             193
    Australia                           717        704              13
    China                               493        368             125
    Taiwan                              356        341              15
    South Korea                         344        273              71
    Philippines                         236        243              (7)
    Hong Kong                           202        182              20
    Other                             1,234      1,196              38
    Total APMEA                       7,455      6,987             468
  Latin America
    Brazil                              575        566               9
    Mexico                              241        213              28
    Argentina                           205        216             (11)
    Other                               577        579              (2)
    Total Latin America               1,598      1,574              24

Canada*                               1,245      1,168              77

Partner Brands**                      1,048      1,047               1

Systemwide restaurants               30,464     29,250           1,214

Countries                               121        120               1

 * Includes satellites at June 30, 2002: U.S. 1,034; Japan 1,866;
   Canada 311.  At June 30, 2001: U.S. 983; Japan 1,705;
   Canada 283.

** Restaurants at June 30, 2002: Boston Market 648; Chipotle 203;
   Donatos Pizzeria 197. At June 30, 2001: Aroma Cafe 42; Boston Market 691; Chipotle 137; Donatos Pizzeria 177.

                  McDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
-----------------------------------------------------------------------
                          Quarters ended             Six months ended
                             June 30                     June 30
                          2002      2001              2002      2001
-----------------------------------------------------------------------
  U.S.                      75        68               124        75
  Europe                    70        85               101       135
  APMEA                     94       147               134       216
  Latin America              7        26                17        64
  Canada                     7         6                22        14
  Partner Brands*           19        13               (27)       39
   Systemwide additions    272       345               371       543

 * Decrease for the six months in 2002 was primarily due to sale of Aroma U.K. in March, 2002.


SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At June 30,                             2002         2001     Inc/(Dec)
-----------------------------------------------------------------------
U.S.
Operated by franchisees               10,549       10,261          288
Operated by the Company                1,975        1,872          103
Operated by affiliates                   699          746          (47)
                                      13,223       12,879          344
Europe
Operated by franchisees                3,366        3,173          193
Operated by the Company                2,250        2,196           54
Operated by affiliates                   279          226           53
                                       5,895        5,595          300
APMEA
Operated by franchisees                2,093        2,086            7
Operated by the Company                2,156        1,705          451
Operated by affiliates                 3,206        3,196           10
                                       7,455        6,987          468
Latin America
Operated by franchisees                  707          732          (25)
Operated by the Company                  849          800           49
Operated by affiliates                    42           42            0
                                       1,598        1,574           24
Canada
Operated by franchisees                  784          745           39
Operated by the Company                  411          356           55
Operated by affiliates                    50           67          (17)
                                       1,245        1,168           77
Partner Brands
Operated by franchisees                   53           53            -
Operated by the Company                  995          994            1
                                       1,048        1,047            1
Systemwide
Operated by franchisees               17,552       17,050          502
Operated by the Company                8,594        7,923          671
Operated by affiliates                 4,318        4,277           41
                                      30,464       29,250        1,214

                                      # # #

FREQUENTLY ASKED QUESTIONS

..    Can you explain the difference between reported income and adjusted income figures for the second quarter and six months ended June 30?

RECONCILIATION OF REPORTED INCOME TO
ADJUSTED INCOME EXCLUDING SPECIAL ITEMS
Dollars in millions, except per common share data

-------------------------------------------------------------------------

                                Net Income               Diluted EPS

                            2002    2001  % Inc      2002    2001   % Inc
-------------------------------------------------------------------------

Quarter ended June 30

As Reported               $497.5  $440.9    13      $0.39   $0.34      15

2001 Turkey non-cash
asset impairment charge        -    24.0   n/m          -     .01     n/m

Adjusted                  $497.5  $464.9     7      $0.39   $0.35      11


Six months ended June 30

As Reported*              $849.2  $819.2     4      $0.66   $0.62       6

2002 non-cash asset
impairment charges          43.0       -   n/m        .03       -     n/m

2001 Turkey non-cash
asset impairment charge        -    24.0   n/m          -     .02     n/m

Adjusted*                 $892.2  $843.2     6      $0.69   $0.64       8


n/m Not meaningful

*Before the cumulative effect of the goodwill accounting change.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       24